Certificate Number XX	XXX Shares
of Series A Preferred Stock

MM Companies, Inc.

Incorporated Under the Laws of the State of Delaware

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

is the owner of

XXX (X) Shares of

SERIES A PREFERRED STOCK

PAR VALUE $0.01 EACH

XXXX XX, 200X

___________________________________ ________________________________

Chairman of the Board Secretary

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST IN SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT UPON SUCH REGISTRATION OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, PLEDGE, ASSIGNMENT OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER SUCH ACT OR LAWS.